Exhibit 23.1

CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference of our reports dated March 5, 2020 relating to the consolidated financial statements of Cytosorbents Corporation (the “Company”) as of December 31, 2019 and 2018 and for each of the three years in the period ended December 31, 2019 and the effectiveness of the Company’s internal control over financial reporting which appears in this annual report on Form 10-K into the Company’s previously filed Registration Statements on Forms S-3 (Registration Nos. 333-226372, 333-194394, 333-193053, and 333-205806) and Forms S-8 (Registration Nos. 333-220630, 333-199852, and 333-203244) and to the reference to our Firm under the caption “Experts”.

/s/ WithumSmith+Brown, PC

East Brunswick, New Jersey

March, 5, 2020